Pricing Supplement Dated November 1, 1999       Rule 424(b)(3)
(To Prospectus dated February 4, 1999 and       File Nos. 333-70187,
Prospectus Supplement dated July 30, 1999)      333-70187-01, 333-
                                                70187-02, 333-70187-
                                                03, 333-70187-04 and
                                                33-61957
THE BANK OF NEW YORK COMPANY, INC.

Senior Subordinated Medium-Term Notes Series D
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date: November 1, 1999      Original Issue Date: November 19, 1999
Principal Amount: $40,000,000     Net Proceeds to Issuer: $40,000,000
Issue Price: 100.000%             Agent's Capacity:
Selling Agent's                   x Principal Basis      Agency Basis
Commission/Discount: 0.000%
Interest Rate: 7.75% per annum     Interest Payment Dates: Semi-
Maturity Date: November 19, 2014   annually on every May 19 and
                                   November 19, Commencing May 19, 2000
__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
                  The Notes cannot be redeemed prior to maturity
           x The Notes may be redeemed prior to maturity on November 19, 2002 and on any May 19 or November 19 thereafter on 30 calendar days notice.

      Initial Redemption Date: November 19, 2002

      Initial Redemption Percentage: 100%

      Annual Redemption Percentage Reduction: N/A

Repayment:

           x      The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:  N/A

      Optional Repayment Price:  N/A

Discount Note:     Yes      x   No

The covenant defeasance provisions of the Senior Subordinated Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Salomon Smith Barney (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $40,000,000.

                     Salomon Smith Barney